AGREEMENT AND PLAN OF MERGER

                                        AMONG

                                  GIANT GROUP, LTD.,
                               A DELAWARE CORPORATION,

                               GIANT PS/ACQ CORPORATION
                               A DELAWARE CORPORATION,

                                         AND

                             PERISCOPE SPORTSWEAR, INC.,
                                A DELAWARE CORPORATION

                                  TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----

          ARTICLE I

                       ADOPTION OF AGREEMENT AND PLAN OF MERGER . . . .   1
             1.1     The Merger . . . . . . . . . . . . . . . . . . . .   1
             1.2     Effective Date of the Merger . . . . . . . . . . .   2
             1.3     Surviving Corporation; Certificate of Incorporation
                     of Surviving Corporation . . . . . . . . . . . . .   2
             1.4     Merger Consideration; Conversion of Periscope
                     Common Stock; Cancellation of Acquisition Corp.
                     Common Stock.  . . . . . . . . . . . . . . . . . .   2
             1.5     Exchange of Certificates . . . . . . . . . . . . .   3
             1.6     No Fractional Shares . . . . . . . . . . . . . . .   4
             1.7     Certificates in Other Names  . . . . . . . . . . .   4
             1.8     Additional Merger Consideration  . . . . . . . . .   4

          ARTICLE II

                                       CLOSING  . . . . . . . . . . . .   5
             2.1     Closing Date . . . . . . . . . . . . . . . . . . .   5
             2.2     Deliveries at the Closing  . . . . . . . . . . . .   5

          ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF PERISCOPE  . . .   6
             3.1     Due Incorporation  . . . . . . . . . . . . . . . .   6
             3.2     Due Authorization  . . . . . . . . . . . . . . . .   6
             3.3     Non-Contravention; Consents and Approvals  . . . .   6
             3.4     Capitalization . . . . . . . . . . . . . . . . . .   7
             3.5     Financial Statements; Undisclosed Liabilities;
                     Other Documents  . . . . . . . . . . . . . . . . .   7
             3.6     No Material Adverse Effects or Changes . . . . . .   8
             3.7     Tax Returns and Audits . . . . . . . . . . . . . .   9
             3.8     Litigation . . . . . . . . . . . . . . . . . . . .  10
             3.9     Compliance with Applicable Laws  . . . . . . . . .  10
             3.10    Contracts  . . . . . . . . . . . . . . . . . . . .  11
             3.11    Real Property  . . . . . . . . . . . . . . . . . .  12
             3.12    Personal Property  . . . . . . . . . . . . . . . .  12
             3.13    Employees  . . . . . . . . . . . . . . . . . . . .  12
             3.14    Insurance  . . . . . . . . . . . . . . . . . . . .  13
             3.15    Inventories  . . . . . . . . . . . . . . . . . . .  13
             3.16    Accounts Receivable. Schedule 3.16 . . . . . . . .  13
             3.17    Employee Benefits  . . . . . . . . . . . . . . . .  13
             3.18    Intellectual Property  . . . . . . . . . . . . . .  13
             3.19    Environmental Matters  . . . . . . . . . . . . . .  14
             3.20    Books and Records  . . . . . . . . . . . . . . . .  14
             3.21    Related Party Transactions . . . . . . . . . . . .  14
             3.22    Fees of Brokers, Consultants and Financial
                     Advisors . . . . . . . . . . . . . . . . . . . . .  15
             3.23    Required Vote  . . . . . . . . . . . . . . . . . .  15
             3.24    General Representation and Warranty  . . . . . . .  15

          ARTICLE IV

                          REPRESENTATIONS AND WARRANTIES OF
                             ACQUISITION CORP. AND GIANT  . . . . . . .  15
             4.1     Due Incorporation  . . . . . . . . . . . . . . . .  15
             4.2     Due Authorization  . . . . . . . . . . . . . . . .  15
             4.3     Non-Contravention; Consents and Approvals  . . . .  16
             4.4     Capitalization . . . . . . . . . . . . . . . . . .  17
             4.5     Financial Statements; Undisclosed Liabilities;
                     Other Documents  . . . . . . . . . . . . . . . . .  17
             4.6     Securities Law Filings . . . . . . . . . . . . . .  18
             4.7     No Material Adverse Effects or Changes . . . . . .  18
             4.8     Insurance  . . . . . . . . . . . . . . . . . . . .  18
             4.9     Labor Matters  . . . . . . . . . . . . . . . . . .  18
             4.10    Tax Returns and Audits . . . . . . . . . . . . . .  19
             4.11    Litigation . . . . . . . . . . . . . . . . . . . .  19
             4.12    Compliance with Applicable Laws  . . . . . . . . .  19
             4.13    Contracts; No Defaults . . . . . . . . . . . . . .  20
             4.14    Absence of Certain Changes or Events . . . . . . .  20
             4.15    Fees of Brokers, Finders and Investment Bankers  .  20
             4.16    General Representation and Warranty  . . . . . . .  20

          ARTICLE V

                                      COVENANTS . . . . . . . . . . . .  21
             5.1     Implementing Agreement . . . . . . . . . . . . . .  21
             5.2     Access to Information and Facilities;
                     Confidentiality  . . . . . . . . . . . . . . . . .  21
             5.3     Preservation of Business . . . . . . . . . . . . .  21
             5.4     Periscope Stockholder Approval . . . . . . . . . .  22
             5.5     Consents and Approvals . . . . . . . . . . . . . .  23
             5.6     Periodic Reports . . . . . . . . . . . . . . . . .  23
             5.7     Publicity  . . . . . . . . . . . . . . . . . . . .  23
             5.8     No Negotiation.  . . . . . . . . . . . . . . . . .  23
             5.9     Tax-Free Status  . . . . . . . . . . . . . . . . .  23
             5.10    Periscope Working Capital  . . . . . . . . . . . .  23
             5.11    Discharge of Certain Periscope Indebtedness  . . .  24
             5.12    Pay-down of Periscope Factoring Line . . . . . . .  24
             5.13    Termination of Periscope Initial Public Offering .  24
             5.14    Termination of Periscope Initial Public Offering .  24

          ARTICLE VI

                         CONDITIONS PRECEDENT TO OBLIGATIONS
                            OF ACQUISITION CORP. AND GIANT  . . . . . .  24
             6.1     Warranties True as of Closing Date . . . . . . . .  24
             6.2     Compliance With Agreements and Covenants . . . . .  24
             6.3     Periscope Certificate  . . . . . . . . . . . . . .  24
             6.4     Secretary's Certificate  . . . . . . . . . . . . .  25
             6.5     Good Standing Certificates . . . . . . . . . . . .  25
             6.6     Employment Agreement . . . . . . . . . . . . . . .  25
             6.7     Opinion of Counsel . . . . . . . . . . . . . . . .  25
             6.8     Approval of Merger . . . . . . . . . . . . . . . .  25
             6.9     BankBoston, N.A. and BancBoston Ventures, Inc  . .  25
             6.10    Sands Notes  . . . . . . . . . . . . . . . . . . .  25
             6.11    Registration Statement . . . . . . . . . . . . . .  25
             6.12    Consents and Approvals . . . . . . . . . . . . . .  25
             6.13    Actions or Proceedings . . . . . . . . . . . . . .  25
             6.14    Other Closing Documents  . . . . . . . . . . . . .  26

          ARTICLE VII
          CONDITIONS PRECEDENT TO OBLIGATIONS OF PERISCOPE  . . . . . .  26
             7.1     Warranties True as of Closing Date . . . . . . . .  26
             7.2     Compliance with Agreements and Covenants . . . . .  26
             7.3     GIANT Certificate  . . . . . . . . . . . . . . . .  26
             7.4     Opinion of Counsel . . . . . . . . . . . . . . . .  26
             7.5     Capital Contribution . . . . . . . . . . . . . . .  26
             7.6     Periscope Note . . . . . . . . . . . . . . . . . .  26
             7.7     Consents and Approvals . . . . . . . . . . . . . .  26
             7.8     Actions or Proceedings . . . . . . . . . . . . . .  27
             7.9     Other Closing Documents. . . . . . . . . . . . . .  27

          ARTICLE VIII
          TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .  27
             8.1     Termination  . . . . . . . . . . . . . . . . . . .  27
             8.2     Effect of Termination and Abandonment  . . . . . .  28

          ARTICLE IX
          MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .  28
             9.1     No Survival  . . . . . . . . . . . . . . . . . . .  28
             9.2     Expenses . . . . . . . . . . . . . . . . . . . . .  28
             9.3     Amendment  . . . . . . . . . . . . . . . . . . . .  28
             9.4     Notices  . . . . . . . . . . . . . . . . . . . . .  29
             9.5     Waivers  . . . . . . . . . . . . . . . . . . . . .  30
             9.6     Interpretation . . . . . . . . . . . . . . . . . .  30
             9.7     Applicable Law . . . . . . . . . . . . . . . . . .  30
             9.8     Assignment . . . . . . . . . . . . . . . . . . . .  30
             9.9     No Third Party Beneficiaries . . . . . . . . . . .  30
             9.10    Enforcement of the Agreement.  . . . . . . . . . .  30
             9.11    Severability . . . . . . . . . . . . . . . . . . .  30
             9.12    Remedies Cumulative  . . . . . . . . . . . . . . .  31
             9.13    Entire Understanding . . . . . . . . . . . . . . .  31
             9.14    Waiver of Jury Trial . . . . . . . . . . . . . . .  31
             9.15    Counterparts . . . . . . . . . . . . . . . . . . .  31

                                      SCHEDULES
                                      ---------

          NUMBER     DESCRIPTION

          3.3        Periscope Non-Contravention; Consents and Approvals.

          3.6        Changes to Periscope since December 31, 1997.

          3.8        Periscope Litigation.

          3.9        Periscope Permits.

          3.10       Periscope Contracts.

          3.12       Periscope Personal Property.

          3.13       Periscope Employees.

          3.14       Periscope Insurance.

          3.16       Periscope Accounts Receivable.

          3.17       Periscope Employee Benefits.

          3.18       Periscope Intellectual Property.

          3.21       Periscope Related Party Transactions.

          4.7        Changes to GIANT since January 1, 1998.

          4.10       Tax Returns.

          4.11       Litigation.

          4.14       Absence of Changes.


                                       EXHIBITS
                                       --------


          A.         Certificate of Merger

          B.         Sands Employment Agreement

          C.         Pianin Employment Agreement

          D.         Kuslansky Employment Agreement

                             AGREEMENT AND PLAN OF MERGER


                     AGREEMENT AND PLAN OF MERGER, dated as of December 4, 1998, among GIANT GROUP, LTD., a Delaware corporation ("GIANT"), GIANT PS/ACQ CORPORATION, a Delaware corporation ("Acquisition Corp."), and PERISCOPE SPORTSWEAR, INC., a Delaware corporation ("Periscope").


                                W I T N E S S E T H :
                                - - - - - - - - - - -


                     WHEREAS, Acquisition Corp. is a newly-formed wholly-owned subsidiary of GIANT;

                     WHEREAS, GIANT desires to acquire all of the issued and outstanding shares of Periscope Common Stock, par value $.001 per share (the "Periscope Common Stock"), through the merger of Periscope with and into Acquisition Corp. pursuant to the terms hereinafter set forth (the "Merger");

                     WHEREAS, the respective Boards of Directors of GIANT and Acquisition Corp. deem it advisable and in the best interests of GIANT and Acquisition Corp. that Periscope be merged with and into Acquisition Corp. upon the terms and conditions hereinafter specified;

                     WHEREAS, the Board of Directors of Periscope deems it advisable and in the best interests of Periscope that Periscope be merged with and into Acquisition Corp. upon the terms and conditions hereinafter specified;

                     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound hereby, agree as follows:


                                      ARTICLE I

                       ADOPTION OF AGREEMENT AND PLAN OF MERGER

                     1.1 The Merger.  At the Effective Time (as defined in
                         ----------
          Section 1.2 herein), in accordance with this Agreement and the
          -----------
          relevant provisions of the Delaware General Corporation Law (the "DGCL"), Periscope shall be merged with and into Acquisition Corp. Acquisition Corp. shall be the surviving corporation of the Merger and Acquisition Corp shall continue, and be deemed to continue, for all purposes after the Merger, and the existence of Periscope shall cease at the Effective Time.

                     1.2 Effective Date of the Merger.  This Agreement
                         ----------------------------
          shall be submitted for approval by the stockholders of Periscope as provided in Section 5.4 hereof as soon as practicable after
                         -----------
          the execution of this Agreement. Subject to the terms and conditions hereof and the authorization, approval and adoption hereof by the affirmative vote of GIANT, in its capacity as the sole stockholder of Acquisition Corp., and of the holders of Periscope Common Stock entitled to vote thereon holding at least a majority of the issued and outstanding shares of Periscope Common Stock as provided by the DGCL, a Certificate of Merger (the "Certificate of Merger") meeting the requirements of the DGCL shall be executed and acknowledged as required by the provisions of Section 103 of the DGCL and shall be delivered to the Secretary of State of the State of Delaware for filing as soon as practicable on or after the Closing Date (as defined in
          Section 2.1 herein.  The time of filing the Certificate of Merger
          -----------
          shall be the "Effective Time" and the date of such filing shall be the "Effective Date". The Certificate of Merger shall be in the form of Exhibit A attached hereto.
                      ---------

                     1.3 Surviving Corporation; Certificate of
                         -------------------------------------
          Incorporation of Surviving Corporation.  Following the Merger,
          --------------------------------------
          Acquisition Corp. shall continue to exist under, and be governed by, the laws of the State of Delaware, and GIANT shall own all of the issued and outstanding Acquisition Corp. Common Stock. The Certificate of Incorporation and the By-Laws of Acquisition Corp., as in effect on the Effective Date, shall continue in full force and effect as the Certificate of Incorporation and the By-Laws of Acquisition Corp. except that the Certificate of Incorporation shall be amended to change the corporate name to Periscope Sportswear, Inc.

                     1.4 Merger Consideration; Conversion of Periscope
                         ---------------------------------------------
          Common Stock; Cancellation of Acquisition Corp. Common Stock.
          ------------------------------------------------------------
           (a) At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Corp., Periscope or the holders of Periscope Common Stock, the holders of Periscope Common Stock immediately prior to the Effective Time (the "Periscope Stockholders") shall receive nine hundred fifty-three thousand and ninety-three (953,093) shares of common stock, $.01 par value, of GIANT ("GIANT Common Stock"). The GIANT Common Stock shall be the "Merger Consideration" subject to adjustment as provided in this Section 1.4, and shall be issued from
                              -----------
          treasury shares held by GIANT. Each Periscope Stockholder as of the Effective Date shall be entitled to receive a number of shares of GIANT Common Stock equal to the product of (x) a fraction, the numerator of which shall be the number of shares of Periscope Common Stock owned of record by such Periscope Stockholder on the Effective Date and the denominator of which shall be the total issued and outstanding shares of Periscope Common Stock on the Effective Date exclusive of shares of Periscope Common Stock to be cancelled under this Section 1.4
                                                            -----------
          hereof (such fraction sometimes hereinafter referred to as the "Fractional Interest"), multiplied by (y) 953,093. Until surrendered in accordance with the provisions of Section 1.5
                                                           -----------
          hereof, each certificate of Periscope Common Stock shall represent, for all purposes, only the right to receive the Merger Consideration.

                     (b) If between the date of this Agreement and the Effective Time the outstanding shares of GIANT Common Stock shall have been changed into a different number of shares or a different class by reason of a stock dividend, subdivision, reclassification, recapitalization, split-up or combination, the GIANT Common Stock constituting the Merger Consideration shall be appropriately adjusted.

                     (c) At the Effective Time, all shares of Periscope Common Stock which are owned by Periscope as treasury stock shall be canceled and retired and cease to exist.

                     (d) At the Effective Time, each share of Acquisition Corp. Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of GIANT, be converted into one share, par value $.01 per share of the surviving corporation.

                     1.5 Exchange of Certificates.  (a) As of the Effective
                         ------------------------
          Time, GIANT shall provide, or shall take all steps necessary to provide, the aggregate number of shares of GIANT Common Stock representing the Merger Consideration. GIANT shall, pursuant to irrevocable instructions, make the deliveries of the Merger Consideration required in respect of the Merger to the Periscope Stockholders upon surrender of certificates which immediately prior to the Effective Time represented outstanding shares of Periscope Common Stock (the "Certificates").

                     (b) Promptly after the Effective Time, GIANT or an exchange agent (the "Exchange Agent") selected by GIANT shall mail to each record holder of an outstanding Certificate, determined as of the Effective Date, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent), advising such holder of the terms of the exchange effected by the Merger and the procedure for surrendering to the Exchange Agent such Certificates in exchange such holder's share of the Merger Consideration.

                     (c) Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor such holder's share of the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. Shares of GIANT Common Stock shall be delivered to such holder as promptly as practicable and (except as hereinafter provided) in no event later than ten (10) days after proper delivery of the applicable Certificates and letters of transmittal to GIANT or the Exchange Agent.

                     (d) All shares of GIANT Common Stock issued upon exchange of the shares of Periscope Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Periscope
          Common Stock, subject to Section 1.8 hereof.  The certificates
                                   -----------
          for such shares of GIANT Common Stock shall contain legends thereon referring to restrictions on sale or other transfer by reason of the registration requirements of the Securities Act of 1933, as amended.

                     (e) Neither Acquisition Corp., GIANT nor Periscope shall be liable to any holder of shares of Periscope Common Stock for any such shares of GIANT Common Stock delivered to a public official pursuant to any abandoned property, escheat or similar law. Until surrendered in accordance with the provisions of this
          Section 1.5, each Certificate shall represent, for all purposes,
          -----------
          only the right to receive the Merger Consideration.

                     1.6 No Fractional Shares.  No certificates or scrip
                         --------------------
          for fractional shares of GIANT Common Stock will be issued. In lieu of issuing any such fractional shares to which a holder of Periscope Common Stock would otherwise be entitled to receive, GIANT or the Exchange Agent shall round up or down the Merger Consideration to the nearest whole share of GIANT Common Stock.

                     1.7 Certificates in Other Names.  If any certificate
                         ---------------------------
          evidencing shares of GIANT Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent or to GIANT acting solely in its corporate capacity, as the case may be, any transfer or other taxes required by reason of the issuance of a certificate for shares of GIANT Common Stock or in any name other than that of the registered holder of the Certificate surrendered or otherwise required or establish to the satisfaction of the Exchange Agent or of GIANT acting solely in its corporate capacity, as the case may be, that such tax has been paid or is not payable.

                     1.8 Additional Merger Consideration.  (a)  In addition
                         -------------------------------
          to the Merger Consideration, the Periscope Stockholders shall be entitled to receive an aggregate of 225,000 additional shares of Common Stock (the "Additional GIANT Common Stock" or "Additional Merger Consideration") based upon the net pre-tax profits of Periscope for the fiscal year ending December 31, 1999 (the "1999 Periscope Pre-Tax Profits"). The number of shares of Additional GIANT Common Stock shall be equal to:

                     Amount of 1999                              Number of
               Periscope Pre-Tax Profits                           Shares
               -------------------------                         ---------

               less than $13.0 million                               -0-
               from 13.0 million but less than $14.0 million       50,000
               from $14.0 million but less than $15.5 million      87,500
               from $15.5 million but less than $17.3 million     125,000
               in excess of $17.3 million                         225,000


          If between the date of this Agreement and the date of delivery of the Additional GIANT Common Stock to the Periscope Stockholders, the outstanding shares of GIANT Common Stock shall have been changed into a different number of shares or a different class by reason of a stock dividend, subdivision, reclassification, recapitalization, split-up or combination, the Additional GIANT Common Stock constituting the Additional Merger Consideration shall be appropriately adjusted.

                     (b) The accountants then auditing the 1999 financial statements of GIANT shall calculate the 1999 Periscope Pre-Tax Profits. For purposes of the foregoing calculation, the accountants shall follow generally accepted accounting principals ("GAAP") consistent with the 1998 financial statements of Periscope, subject to the following: (i) no corporate overhead allocation of GIANT shall be charged to Periscope, (ii) no charge shall be made for any amortization of goodwill arising from the Merger, (iii) an interest charge at a rate of ten (10%) percent per annum shall be charged for advances exceeding $3 million made by GIANT or any GIANT subsidiary to Periscope, and (iv) no interest shall be charged with respect to the indebtedness referred to in Section 5.11 hereof or the funds provided pursuant
                         ------------
          to Section 5.12 hereof.  Either of GIANT or Glenn Sands
             ------------
          ("Sands"), as representative of the Periscope Stockholders, shall have the right to discuss with the accountants the calculation of the 1999 Periscope Pre-Tax Profits. The accountants shall present their calculation on or before April 30, 1999. The calculation of the accountants shall be final and binding upon GIANT and the Periscope Stockholders, absent mathematical error.

                     (c) The amount of Additional GIANT Common Stock, if any, issuable to each Periscope Stockholder shall be equal to the product of (x) his Fractional Interest multiplied by (y) the aggregate number of shares of Additional GIANT Common Stock as determined by Subsection (a) above. GIANT shall issue or cause the issuance of any Additional GIANT Common Stock within ten (10) days after receipt by GIANT and the Periscope Stockholders of the accountants' report showing the calculation of the 1999 Periscope Pre-Tax Profits pursuant to this Section.


                                      ARTICLE II

                                       CLOSING

                     2.1 Closing Date.  The closing of the Merger (the
                         ------------
          "Closing") shall take place at the offices of Thelen Reid & Priest LLP, 40 West 57th Street, New York, New York, 10019, at 11:00 a.m., local time, on that day on which the last of the conditions set forth in Articles VI and VII shall have been satisfied or, if permissible, waived (other than those conditions which by their terms are to occur only at the Closing), or on and at such other date, time and place as GIANT, Acquisition Corp. and Periscope may agree (the date of the Closing hereinafter being referred to as the "Closing Date").

                     2.2 Deliveries at the Closing.  At the Closing
                         -------------------------
          Periscope will deliver to GIANT the various certificates, instruments and document referred to in Article VI, and GIANT and
                                                  ----------
          Acquisition Corp. will deliver to Periscope the various
          certificates, instruments and documents referred to in Article
                                                                 -------
          VII.
          ---

                                     ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF PERISCOPE

                     Periscope hereby represents and warrants to GIANT and Acquisition Corp. as follows:

                     3.1 Due Incorporation.  Periscope is a corporation
                         -----------------
          duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own, lease and operate its properties and to conduct its business as it is now being owned, leased, operated and conducted. Periscope is qualified to do business and is in good standing as a foreign corporation in the States of New Jersey and New York, which are the only jurisdictions where the nature of the properties owned, leased or operated by it and the business transacted by it require such qualification. Periscope has no direct or indirect subsidiaries, either wholly or partially owned, and Periscope does not hold any voting or management interest in any corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, individual or other entity (a "Person") or own any security issued by any Person. For purposes of information provided in this ARTICLE III and the Schedules furnished hereunder, where applicable, Periscope shall include its predecessors.

                     3.2 Due Authorization.  Periscope has full power and
                         -----------------
          authority to enter into this Agreement and the Certificate of Merger and, subject to obtaining the necessary approval of this Agreement and the Merger by the stockholders of Periscope, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Periscope of this Agreement and the Certificate of Merger have been duly and validly approved and authorized by the Board of Directors of Periscope, and, subject to obtaining the necessary approval of the Merger by the Periscope stockholders, the Certificate of Merger and the transactions contemplated hereby and thereby, Periscope has duly and validly executed and delivered this Agreement and will duly and validly execute and deliver the Certificate of Merger. Subject to obtaining the necessary approval of the Periscope stockholders, this Agreement constitutes the legal, valid and binding obligation of Periscope and the Certificate of Merger, upon execution thereof by Periscope, constitutes the legal, valid and binding obligation of Periscope, in each case enforceable against Periscope in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                     3.3 Non-Contravention; Consents and Approvals.
                         -----------------------------------------
           (a)  Except to the extent set forth on Schedule 3.3, the
                                                  ------------
          execution and delivery of this Agreement by Periscope does not, and the performance by Periscope of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of Periscope under, any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-Laws of Periscope, or (ii) subject to obtaining the necessary approval of this Agreement and the Merger by the Periscope stockholders and the taking of the actions described in paragraph (b) of this Section 3.3, (x) any statute,
                                             -----------
          law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license, of any Governmental Entity (as defined in paragraph (b) below), applicable to Periscope or any of its assets or properties, or
          (y) any contract, agreement or commitment to which Periscope is a party or by which Periscope or any of its assets or properties is bound.

                     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, admini-strative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), or any other Person, is required by Periscope in connection with the execution and delivery of this Agreement and the Certificate of Merger or the consummation by Periscope of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the requirements of the DGCL.

                     (c) For purposes of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), the "ultimate parent entity" of Periscope does not have annual net sales or total assets of $100 million or more.

                     3.4 Capitalization.  (a)  The authorized capital stock
                         --------------
          of Periscope consists of 30,000,000 shares of Periscope Common Stock and 5,000,000 shares of Periscope Preferred Stock, $.001 par value. On the date hereof, there are issued and outstanding 5,059,200 shares of Periscope Common Stock, and no shares of Periscope Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Periscope Common Stock are validly issued, fully paid and nonassessable and the issuance thereof was not subject to preemptive rights.

                     (b) Other than the 5,059,200 shares of Periscope Common Stock mentioned in Subsection (a) above, there are no shares of Periscope Common Stock or other equity securities (whether or not such securities have voting rights) of Periscope issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating Periscope to issue, transfer or sell any shares of capital stock or other securities (whether or not such securities have voting rights) of Periscope, or agreements to enter into any of the foregoing.

                     3.5 Financial Statements; Undisclosed Liabilities;
                         -----------------------------------------------
          Other Documents.  (a)  For purposes of this Agreement, "Periscope
          ---------------
          Financial Statements" shall mean (x) the audited financial statements of Periscope as of December 31, 1997 and December 31, 1996 and the fiscal years then ended (including all notes thereto), consisting of the balance sheets at such dates and the related statements of income, stockholders' equity and cash flows for the years then ended (the "Periscope Audited Financial Statements"), and (y) the unaudited financial statements of Periscope as of September 30, 1998 and September 30, 1997 (including all notes thereto), consisting of the balance sheets at such dates and the results of operations for the nine months then ended (the "Periscope Interim Financial Statements"). The Periscope Financial Statements have been prepared in accordance with GAAP consistently applied (except as may be indicated therein or in the notes thereto), present fairly in all material respects the financial position of Periscope as at the dates thereof and the results of operations, stockholders' equity and cash flows of Periscope for the periods covered thereby (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), and are substantially in accordance with the financial books and records of Periscope. The Periscope Interim Financial Statements are in accordance with the books and records of Periscope and have been prepared on a consistent basis with those of prior years. The Periscope Interim Financial Statements present fairly in all material respects Periscope's financial position as of the dates of the Periscope Interim Financial Statements and the results of operations for the periods covered by these statements.

                     (b) Periscope does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, which individually or in the aggregate could be reasonably expected to have a Periscope Material Adverse Effect (as defined below) except (i) as set forth on or reflected in the balance sheet at September 30, 1998 (the "Periscope Interim Balance Sheet") included in the Periscope Financial Statements or
          (ii) liabilities and obligations incurred since September 30, 1998 in the ordinary and usual course of its business.

                     3.6 No Material Adverse Effects or Changes.  Periscope
                         --------------------------------------
          has not suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance) which is having or could reasonably be expected to have a Periscope Material Adverse Effect. "Loss" shall mean liabilities, losses, costs, claims, damages (including consequential damages), penalties and expenses (including attorneys' fees and expenses and costs of investigation and litigation). A "Periscope Material Adverse Effect" shall mean an effect on or circumstance involving the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) of Periscope which is materially adverse to Periscope. Except to the extent set forth on Schedule 3.6, since December 31, 1997,
                                  ------------
          Periscope has not (i) declared, set aside or paid any dividend or other distribution in respect of its capital stock; (ii) made any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or made any payment (other than dividends) to any of its stockholders (in their capacity as stockholders); (iii) issued or sold any shares of its capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares or taken any action to reclassify or recapitalize or split up its capital stock; (iv) mortgaged, pledged or subjected to any lien, lease, security interest, encumbrance or other restriction, any of its material properties or assets except in the ordinary and usual course of its business and consistent with past practice; (v) entered into any acquisition or merger agreement or commitment; (vi) except in the ordinary and usual course of its business and consistent with its past practices forgiven or canceled any material debt or claim, waived any material right; or (vii) adopted or amended any plan or arrangement (other than amendments that are not material or that were made to comply with laws or regulations) for the benefit of any director, officer or employee or changed the compensation (including bonuses) to be paid to any director, officer or employee, except for changes made consistent with the prior practice of Periscope.

                    3.7  Tax Returns and Audits.  "Taxes", as used in this
                         ----------------------    -----
          Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability. "Tax Return", as
                                                           ----------
          used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes, including where permitted or required, combined or consolidated returns for any group or entities.

                    (a)  Filing of Timely Tax Returns.  Periscope has duly
                         ----------------------------
          filed all Tax Returns required to be filed by it under applicable law and will file all Tax Returns required to be filed by it at or prior to the Effective Date under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) complete and correct and filed on a timely basis. Periscope has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

                    (b)  Payment of Taxes.  Periscope has, within the time
                         ----------------
          and in the manner prescribed by law, paid (and until the Effective Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

                    (c)  Tax Liens.  There are no Tax liens upon the assets
                         ---------
          of Periscope except liens for Taxes not yet due.

                    (d)  Withholding Taxes.  Periscope has complied (and
                         -----------------
          until the Effective Date will comply) in all respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3606, and 6041 and 6049 of the Code, as well as similar provisions under any other laws, and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

                    (e)  Statute of Limitations.  Periscope has not
                         ----------------------
          executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of Periscope or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against Periscope that has not been resolved and paid in full.

                    (f)  Audit, Administrative and Court Proceedings.  No
                         -------------------------------------------
          audits or other administrative proceedings or court proceedings are presently pending or, to the knowledge of Periscope, threatened with regard to any Taxes or Tax Returns of Periscope. No power of attorney currently in force has been granted by Periscope concerning any Tax matter. To the knowledge of Periscope, no facts exist or have existed which would constitute grounds for the assessment of Taxes on Periscope with respect to periods which have not been audited by the Internal Revenue Service (the "IRS") or other taxing authorities and which assessment would have a Periscope Material Adverse Effect.

                    (g)  Code Section 341(f).  Periscope has not filed (and
                         -------------------
          will not file prior to the Closing) a consent pursuant to Code
          Section 341(f) and has not agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code Section 341(f)(4)) owned by Periscope.

                    (h)  Code Section 168.  No property of Periscope is
                         ----------------
          property that Periscope or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code Section 168.

                    (i)  U.S. Real Property Holding Corporation. Periscope
                         ---------------------------------------
          is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                    3.8  Litigation.  Except as described on Schedule 3.8,
                         ----------                          ------------
          there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to Periscope's knowledge, threatened against or affecting Periscope or any of its officers or directors in their capacity as such, or any of its property or business which could reasonably be expected to have a Periscope Material Adverse Effect. No event has occurred or circumstance exists that may give rise or serve as a basis for the commencement of any such proceeding. Periscope is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Entity, other than orders of general applicability.

                    3.9  Compliance with Applicable Laws.  Periscope holds
                         -------------------------------
          all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are required in the operation of its business (the "Periscope Permits"), and is in compliance with the terms of the Periscope Permits, except where the failure so to comply would not have an Periscope Material Adverse Effect. Schedule 3.9 is a complete and correct list of
                           ------------
          all material Periscope Permits. The entry into and consummation of this Agreement and the Merger will not require any modification, re-application, approval or other consent as to any Periscope Permit. Periscope is not in violation of any law, ordinance or regulation of any Governmental Authority, including environmental and labor laws and regulations, except for possible violations which individually and in the aggregate do not, and, insofar as reasonably can be foreseen by Periscope, will not in the future have an Periscope Material Adverse Effect. Periscope has not at any time during the past five years (i) made any unlawful contribution to any candidate for foreign office, or failed to disclose fully any contribution in violation of law, or
          (ii) made any payments to any foreign or United States federal, state or local governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdictions thereof.

                    3.10 Contracts.  (a)  Except for the contracts,
                         ---------
          agreements, commitments, instruments, bids and proposals to which Periscope is a party listed on Schedule 3.10, Periscope is not a
                                         -------------
          party to or otherwise bound by any written or oral (i) mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money, (ii) guarantee of any obligation (excluding endorsements of instruments for collection in the ordinary course of business of Periscope), (iii) letter of credit, bond or other indemnity, (iv) joint venture, partnership or other agreement involving the sharing of profits and losses,
          (v) performance of services or delivery of goods in an amount exceeding $50,000 or which would not be completed within three
          (3) months, other than purchase orders or sales orders entered into in the ordinary course of business and consistent with prior practices, (vi) agreement for the sale or lease by Periscope to any person of any material amount of its assets other than the retirement or other disposition of assets no longer useful to Periscope or the sale of assets in the ordinary course of the operation of Periscope, (vii) agreement requiring the payment by Periscope of more than $50,000 in any 12-month period for the purchase or lease of any machinery, equipment or other capital assets, (viii) agreement providing for the lease or sublease by Periscope (as lessor, sublessor, lessee or sublessee) of any real property, (ix) distributor, sales representative, broker or agent agreement, (x) collective bargaining agreement, employment or consulting agreement or agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale of Periscope, (xi) agreement requiring the payment by Periscope to any person of more than $50,000 in any 12-month period for the purchase of services,
          (xii) material warranties relating to products distributed or services provided by Periscope, (xiii) license or sublicense agreement (whether as licensor, licensee, sublicensor or sublicensee) with respect to any material item of Intellectual Property owned or licensed by Periscope, and (xiv) agreement imposing non-competition, confidentiality or exclusive dealing obligations on Periscope.

                    (b) Periscope has delivered or made available to GIANT complete and correct copies of each written agreement listed on
          Schedule 3.10 each as amended to date and a summary of the terms
          -------------
          of each oral agreement listed on Schedule 3.10.  Each agreement
                                           -------------
          listed on Schedule 3.10 is a valid, binding and enforceable
                    -------------
          obligation of Periscope and, to Periscope's knowledge, the other party or parties thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject as to enforceability to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing) and is in full force and effect. Except as set forth on Schedule 3.10, (i) neither Periscope nor, to Periscope's
                   -------------
          knowledge, any other party thereto is in material breach of any material term of any such agreement or has repudiated any material term of any such agreement, (ii) no event, occurrence or condition exists (including the transactions contemplated under this Agreement) which, with the lapse of time or the giving of notice or both, would become a default under any such agreement by Periscope or, to Periscope's knowledge, any other party thereto, and (iii) Periscope has not released or waived any material right under any contract. Periscope is not required to give any notice to any other person who is a party to an agreement listed on Schedule 3.10 regarding this Agreement or the
                              -------------
          Merger.

                    (c)  Schedule 3.10 sets forth a correct and complete
                         -------------
          list of the ten largest customers of Periscope in terms of net revenues during each of the 1997 fiscal year and the first nine months of fiscal 1998, showing the approximate total net revenue received in each such period from each such customer. Except to the extent set forth on Schedule 3.10, since December 31, 1997,
                                  -------------
          there has not been any adverse change in the business relationship between Periscope and any customer listed on such Schedule.

                    3.11 Real Property. Periscope does not own, nor have
                         -------------
          any right to acquire, any real property.

                    3.12 Personal Property.  Schedule 3.12 sets forth a
                         -----------------   -------------
          complete and correct list of all personal property of Periscope (other than inventory) not reflected on any other Schedule hereto and having a book value exceeding $50,000. Except as set forth on Schedule 3.12, Periscope now has and on the Closing Date will
             -------------
          have good and marketable title to all personal property purported to be owned by it, free and clear of all Liens. The material tangible assets of Periscope taken as a whole, including all machinery and equipment, are, in all material respects, in good condition and repair, reasonable wear and tear excepted and have been well maintained.

                    3.13 Employees. Schedule 3.13 sets forth a complete and
                         ---------  -------------
          correct list of (i) all full-time and part-time employees of Periscope, including their respective salaries, dates of hire, positions and last salary adjustment and (ii) all bonus, deferred compensation, severance or termination pay, insurance, medical, dental, drug, profit sharing, pension, retirement, stock option, stock purchase, hospitalization insurance or other material plans or arrangements providing employee benefits to any current or former director, officer, employee or consultant of Periscope and all relevant vacation policies. Periscope is not a party to any union, collective bargaining or similar agreement, and there are no controversies pending or, to Periscope's knowledge, threatened between Periscope and any current or former employee or any labor or other collective bargaining unit representing any current or former employee of Periscope that could reasonably be expected to result in a material labor strike, dispute, slow-down or work stoppage or otherwise have a Periscope Material Adverse Effect. Periscope is not aware of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Periscope. Periscope has paid or accrued in full all wages, salaries, commissions, bonuses and other compensation (including severance pay and vacation benefits) for all services performed by its employees and former employees, and has withheld such amounts as were required to be withheld therefrom and has paid the withheld amounts to the proper tax and other receiving officers within the time required under applicable law.

                    3.14 Insurance. Schedule 3.14 sets forth a complete and
                         ---------  -------------
          correct schedule of coverage and list of all policies of insurance owned by Periscope under which Periscope assets, properties, operations or employees are insured (including amount of coverage, type of insurance, amount of deductible, if any, the policy number and expiration date), and all claims made under any of such policies or prior policies since January 1, 1997. Since January 1, 1997, Periscope has given due and timely notice of any material claim and of any material occurrence known to Periscope which may be covered by any of such policies or prior policies. All scheduled policies are in full force and effect and are in amounts and coverage sufficient for compliance by Periscope with all applicable requirements of Law and all agreements to which Periscope is a party or subject and customary in its industry. All premiums in connection with such policies are fully paid. No event has occurred which, with notice or lapse of time, would constitute a breach or default thereunder or permit termination, modification or acceleration of any policy, and no party to any policy has repudiated any provisions thereof.

                    3.15 Inventories. The amounts at which the inventories
                         -----------
          are carried on the Periscope Interim Balance Sheet and on the books of Periscope reflect the normal valuation policy of Periscope in accordance with GAAP. The reserves estimated for obsolescence as of the Closing Date will be adequate to cover the diminution in value of inventories due to obsolescence.

                    3.16 Accounts Receivable. Schedule 3.16 sets forth a
                         -------------------  -------------
          complete and correct list of the work-in-process and accounts receivable of Periscope as set forth on the Periscope Interim Balance Sheet. All accounts receivable, either shown on the Periscope Interim Balance Sheet or which have arisen subsequent to the Periscope Interim Balance Sheet represent sales made in the ordinary course of business, are current and collectible and, to Periscope's knowledge, the same will be collected in full (net of reserve for bad debts) in the ordinary course of business and are not subject to any claims, offsets, allowances or adjustments.

                    3.17 Employee Benefits.  Schedule 3.17 sets forth a
                         -----------------   -------------
          complete and correct list of each employee benefit plan that Periscope maintains with respect to its current or former employees or to which Periscope contributes or is obligated to contribute with respect to any of its current or former employees. Schedule 3.17 also identifies each benefit plan of
                      -------------
          Periscope (the "Periscope Plans") subject to the reporting requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and other applicable Laws. None of the Periscope Plans is a multi-employer plan, as defined in ERISA. Each Periscope Plan is in compliance with ERISA, the Code and other applicable laws, including the filing of all reports to have been filed thereunder.

                    3.18 Intellectual Property.  Schedule 3.18 sets forth a
                         ---------------------   -------------
          complete and correct list of all of the trademarks, tradenames, service marks, and patents (including any registrations of or pending applications for any of the foregoing), know-how, data bases, trade secrets and confidentiality information (collectively, "Intellectual Property") used by Periscope in the conduct of its business. Except as disclosed on Schedule 3.18:
                                                           -------------

                    (a) all of such Intellectual Property is owned by Periscope free and clear of all liens, and is not subject to any license, royalty or other agreement;

                    (b) none of such Intellectual Property has been or is the subject of any pending or, to the best of Periscope's knowledge, threatened litigation or claim of infringement;

                    (c) no license or royalty agreement to which Periscope is a party is in breach or default by any party thereto except where such breach or default would not have a Periscope Material Adverse Effect or is the subject of any notice of termination given or, to Periscope's knowledge, threatened;

                    (d) to Periscope's knowledge, Periscope is not breaching or infringing any Intellectual Property of third parties; and

                    (e) the Intellectual Property is sufficient for the conduct of the business of Periscope as presently conducted.

                    3.19 Environmental Matters.  The business and
                         ---------------------
          operations of Periscope, including the transportation, treatment, storage, handling, transfer, disposition, recycling or receipt of materials, complies with all applicable environmental statutes, regulations and decrees, whether federal, state or municipal (the "Environmental Laws"). Periscope has not received any notices to the effect that the business carried on by Periscope or the operation of any equipment or facilities of Periscope (including the transportation, handling, treatment or storage of hazardous materials thereon) is not in compliance with the requirements of applicable Environmental Laws or is subject to any remedial control or action or any investigation or evaluation as to whether any remedial action is required to respond to a release or threatened which forms part of or is adjacent to any premises at which Periscope's business is conducted. Periscope has performed its services for customers in material compliance with all applicable Environmental Laws.

                    3.20 Books and Records.  Periscope has maintained and
                         -----------------
          preserved complete and accurate books and records for its material transactions. The minute books of Periscope include complete and correct minutes of all meetings of its directors, committees and stockholders. The Periscope Certificate of Incorporation and By-Laws previously delivered to GIANT are current and complete. At the Closing Date, all of those books and records will be in the possession of Periscope.

                    3.21 Related Party Transactions.  Schedule 3.21 sets
                         --------------------------   -------------
          forth a complete and correct list of all transactions, loans, claims or agreements between or involving Periscope and an officer, director, employee, consultant or stockholder of Periscope (or any affiliate of any such person) since January 1, 1997 (excluding employment agreements included on another Periscope Schedule to this Agreement and benefits given to all employees of Periscope). All transactions and agreements listed on Schedule 3.21 were on terms to Periscope no less favorable
             -------------
          than what Periscope would have had with unrelated third parties.

                    3.22 Fees of Brokers, Consultants and Financial
                         ------------------------------------------
          Advisors.  Neither Periscope, nor any officer, director or
          --------
          employee of Periscope, has employed any broker, finder, consultant or investment banker or incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except to L.H. Friend, Weinress, Frankson & Presson, Inc. ("L.H. Friend").

                    3.23 Required Vote.  The affirmative vote of the
                         -------------
          holders of a majority of the outstanding shares of Periscope Common Stock, voting together as one class, is the only vote of the Periscope stockholders required to approve this Agreement, the Merger and the transactions contemplated herein. The Periscope stockholders do not have appraisal rights under Section 262 of the DGCL with respect to the Merger as the Merger Consideration consists of shares listed on a national securities exchange.

                    3.24 General Representation and Warranty.  Neither this
                         -----------------------------------
          Agreement nor any schedule attached hereto or other documents and written information furnished by or on behalf of Periscope, its attorneys, auditors or insurance agents to GIANT in connection with this Agreement contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.


                                      ARTICLE IV

                          REPRESENTATIONS AND WARRANTIES OF
                             ACQUISITION CORP. AND GIANT

                    Acquisition Corp. and GIANT, jointly and severally, hereby represent and warrant to Periscope as follows:

                    4.1  Due Incorporation.  Each of GIANT and Acquisition
                         -----------------
          Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. GIANT is qualified to do business and is in good standing as a foreign corporation in the State of California. For purposes of information provided in this ARTICLE IV and the Schedules furnished hereunder, where applicable GIANT shall include its wholly-owned subsidiaries other than Acquisition Corp.

                    4.2  Due Authorization.  Each of GIANT and Acquisition
                         -----------------
          Corp. has full power and authority to enter into this Agreement and the Certificate of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by GIANT of this Agreement has been duly and validly approved by the Board of Directors of GIANT, and no other actions or proceedings on the part of GIANT are necessary to authorize this Agreement. The execution, delivery and performance by Acquisition Corp. of this Agreement and the Certificate of Merger have been duly and validly approved by the Board of Directors and the sole stockholder of Acquisition Corp., and no other actions or proceedings on the part of Acquisition Corp. or its stockholder are necessary to authorize this Agreement and the Certificate of Merger. Each of GIANT and Acquisition Corp. has duly and validly executed and delivered this Agreement and Acquisition Corp. will duly and validly execute and deliver on or prior to the Closing Date) the Certificate of Merger. This Agreement constitutes the legal, valid and binding obligations of each of GIANT and Acquisition Corp., and the Certificate of Merger will, upon execution, constitute the legal, valid and binding obligation of Acquisition Corp., in each case enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                    4.3  Non-Contravention; Consents and Approvals.  (a)
                         -----------------------------------------
          The execution and delivery of this Agreement by GIANT and Acquisition Corp. does not, and the performance by GIANT and Acquisition Corp. of their obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of GIANT under, any of the terms, conditions or provisions of (i) the charter documents or bylaws of GIANT or Acquisition Corp., or (ii) subject to the taking of the actions described in Subsection (b) below, (x) any Laws, or any judgment, decree, order, writ, permit or license, of any Governmental Entity, or (y) any contract, agreement or commitment to which GIANT is a party or by which GIANT or any of its assets or properties is bound.

                    (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by GIANT or Acquisition Corp. in connection with the execution and delivery of this Agreement and the Certificate of Merger or the consummation by each of GIANT and Acquisition Corp. of the transactions contemplated hereby and thereby, except for:

                   (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the requirements of the DGCL; and

                  (ii) filings with various state securities "blue sky" authorities.

                    (c) For purposes of the HSR Act, GIANT does not have an "ultimate parent entity."

                    4.4  Capitalization.  (a)  The authorized capital stock
                         --------------
          of GIANT consists of (i) 12,500,000 shares of Common Stock, of which as of the date hereof 7,265,726 shares are issued, which consist of 2,974,055 shares outstanding and 4,291,671 shares held in GIANT's treasury; (ii) 5,000,000 shares of Class A Common Stock, $.01 par value per share, none of which is outstanding as of the date hereof; and (iii) 2,000,000 shares of Preferred Stock, none of which is outstanding as of the date hereof. The authorized capital stock of Acquisition Corp. consists of 1,000 shares of Acquisition Corp. Common Stock, of which there are 100 shares issued and outstanding on the date hereof. All of the issued and outstanding shares of GIANT and Acquisition Corp. Common Stock are, and all shares of GIANT Common Stock constituting the Merger Consideration and Additional Merger Consideration to be issued to Periscope stockholders in the Merger will be validly issued, fully paid and nonassessable and the issuances thereof were not and will not be subject to preemptive rights. As of September 30, 1998, there were 2,105,952 shares of GIANT Common Stock reserved for issuance under outstanding stock options granted under GIANT stock option plans (the "GIANT Derivative Securities").

                    (b) Except for the GIANT Derivative Securities and as provided for in this Agreement, there are no shares of GIANT Common Stock and Acquisition Corp. Common Stock or other equity securities (whether or not such securities have voting rights) of GIANT and Acquisition Corp. issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating GIANT or Acquisition Corp. to issue, transfer or sell any shares of capital stock or other securities (whether or not such securities have voting rights) of GIANT and Acquisition Corp. Except to the extent provided for in this Agreement, there are no outstanding contractual obligations of GIANT or Acquisition Corp. which relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stock or other securities of each of GIANT and Acquisition Corp.

                    4.5  Financial Statements; Undisclosed Liabilities;
                         ----------------------------------------------
          Other Documents.  (a)  For purposes of this Agreement, "GIANT
          ---------------
          Financial Statements" shall mean (x) the audited consolidated financial statements of GIANT as of December 31, 1996 and December 31, 1997 and for the fiscal years then ended (including all notes thereto) which are included in the GIANT SEC Documents (as defined in Section 4.6), and (y) the unaudited consolidated
                         ------------
          financial statements of GIANT as of September 30, 1998 and September 30, 1997 and for the nine months then ended consisting of the consolidated balance sheets at such dates and the related consolidated statements of operations, stockholders' equity and cash flows for the periods then ended. The GIANT Financial Statements have been prepared in accordance with GAAP consistently applied, present fairly in all material respects the financial position, of GIANT as at the dates thereof and the results of operations and cash flows of GIANT for the periods covered thereby (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), and are substantially in accordance with the financial books and records of GIANT.

                    (b) GIANT does not have any liabilities or obligations of any nature, whether accrued, contingent, absolute or otherwise, which individually or in the aggregate could be reasonably expected to have a GIANT Material Adverse Effect (as defined below) except (i) as set forth in the balance sheet at September 30, 1998 (the "GIANT Interim Balance Sheet") of GIANT or (ii) liabilities or obligations incurred since September 30, 1998 in the ordinary and usual course of its business.

                    4.6  Securities Law Filings.  The issued Common Stock
                         ----------------------
          of GIANT is listed on the New York Stock Exchange (the "NYSE"). GIANT has filed all required forms, reports and other documents with the U.S. Securities and Exchange Commission (the "SEC") since January 1, 1996 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), all of which complied when filed, in all material respects, with all applicable requirements of the Exchange Act. GIANT has heretofore delivered to Periscope complete and correct copies of
          (i) its Annual Report on Form 10-K for the year ended December 31, 1997, (ii) its Annual Report to Stockholders for the 1997 fiscal year, (iii) Form 10-Q for the fiscal quarter ended September 30, 1998; (iv) Forms 8-K filed since January 1, 1998 and (v) Proxy Statement, dated April 30, 1998, as filed with the SEC (together, the "GIANT SEC Documents").

                    4.7  No Material Adverse Effects or Changes.  Except as
                         --------------------------------------
          listed on Schedule 4.7, or as disclosed in or reflected in the
                    ------------
          GIANT Financial Statements included in the GIANT SEC Documents, or as contemplated by this Agreement, since January 1, 1998, neither GIANT nor any of its wholly-owned subsidiaries (GIANT and such subsidiaries sometimes collectively, the "GIANT Companies") has suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance) which is having or could be expected to have a GIANT Material Adverse Effect. A "GIANT Material Adverse Effect" shall mean an effect on or circumstances involving the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) which is materially adverse to the GIANT Companies, taken as a whole.

                    4.8  Insurance.  The GIANT Companies are insured with
                         ---------
          reputable insurers against all risks and in such amounts normally insured against by companies of the same type and in the same line of business as the GIANT Companies.

                    4.9  Labor Matters.  Each of the GIANT Companies has
                         -------------
          conducted and currently is conducting, its respective business in full compliance with all laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment except where such failure to be in compliance would not have a GIANT Material Adverse Effect. The relationship of the GIANT Companies with its respective employees is generally satisfactory, and there is, and during the past three years there has been, no labor strike, dispute, slow-down, work stoppage or other labor difficulty pending or, to GIANT's knowledge, threatened against or involving the GIANT Companies. None of the employees of the GIANT Companies are covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated by the GIANT Companies and to GIANT's knowledge, no attempt is currently being made or during the past three years has been made to organize any employees of the GIANT Companies to form or enter a labor union or similar organization.

                    4.10 Tax Returns and Audits.  Except as set forth in
                         ----------------------
          Schedule 4.10, each of the GIANT Companies has duly filed all
          -------------
          United States, state, local and foreign Tax Returns required to be filed by it, except where the failure to so file would not have a GIANT Material Adverse Effect. GIANT has duly paid (except for Taxes being contested in good faith) or made adequate provisions on its books in accordance with GAAP for the payment of all Taxes which have been incurred or are due and payable, by the GIANT Companies, and GIANT will on or before the Effective Time of the Merger make adequate provision on its books in accordance with GAAP for all Taxes payable for any period through the Effective Time of the Merger for which no return is required to be filed prior to the Effective Time. Except as set forth in
          Schedule 4.10, since January 1, 1996 the Tax Returns of the GIANT
          -------------
          Companies have not been examined by the IRS or other taxing authority, nor has any of the GIANT Companies granted or given any extensions or waivers of the statute of limitations with respect to any such federal and state income tax returns since January 1, 1996. GIANT is not aware of any basis for the assertion of any deficiency against any of the GIANT Companies for Taxes, which, if adversely determined, would have a GIANT Material Adverse Effect.

                    4.11 Litigation.    (a)  Except as disclosed in
                         ----------
          Schedule 4.11 or in the GIANT SEC Documents, there are no
          -------------
          actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to GIANT's knowledge, threatened against or affecting any of the GIANT Companies or any of their respective officers or directors in their capacity as such, or any of their respective properties or businesses which could reasonably be expected to have a GIANT Material Adverse Effect. No GIANT Company is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Entity, other than orders of general applicability. Except as set forth on Section 4.11, since January 1, 1997, none of the
                       ------------
          GIANT Companies has entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which it has any continuing obligation.

                    (b) There are no claims, actions, suits, proceedings, or investigations pending or, to GIANT's knowledge, threatened by or against any of the GIANT Companies with respect to this Agreement or the Certificate of Merger, or in connection with the transactions contemplated hereby or thereby.

                    4.12 Compliance with Applicable Laws.  Each of the
                         -------------------------------
          GIANT Companies holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are required in the operation of its respective business (the "GIANT Permits") except for those the failure of which to hold would not have a GIANT Material Adverse Effect. The GIANT Companies are in compliance with the terms of the GIANT Permits, except where the failure to comply would not have a GIANT Material Adverse Effect. To GIANT's knowledge, none of the GIANT Companies is in violation of any law, ordinance or regulation of any Governmental Authority, including environmental laws and regulations, except for possible violations which individually and in the aggregate do not, and, insofar as reasonably can be foreseen by GIANT, will not in the future have a GIANT Material Adverse Effect.

                    4.13 Contracts; No Defaults.  Neither any GIANT Company
                         ----------------------
          nor to GIANT's knowledge any other party thereto, is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred or by reason of this Agreement or the Merger would occur which, with notice or lapse of time or both, could be reasonably expected to result in a default under, any contract, agreement or commitment to which any GIANT Company is a party or by which any GIANT Company or any of its assets or properties is bound, except for breaches, violations and defaults which are not having and could not be reasonably expected to have a GIANT Material Adverse Effect.
          None of the GIANT Companies is required to give any notice to any person regarding this Agreement or the Certificate of Merger or the transactions contemplated hereby or thereby.

                    4.14 Absence of Certain Changes or Events.  Except as
                         ------------------------------------
          disclosed in the GIANT SEC Documents filed prior to the date of this Agreement or in Schedule 4.14 hereto, since January 1, 1998,
                               -------------
          GIANT has not (i) declared, set aside or paid any dividend or other distribution in respect of its capital stock; (ii) made any direct or indirect redemption, purchase or other acquisition of any shares (other than purchases in connection with the exercise of options) of its capital stock or made any payment (other than dividends) to any of its stockholders (in their capacity as stockholders); (iii) issued or sold any shares of its capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares or taken any action to reclassify or recapitalize or split up its capital stock; (iv) mortgaged, pledged or subjected to any lien, lease, security interest, encumbrance or other restriction, any of its material properties or assets except in the ordinary and usual course of its business and consistent with past practice; (v) entered into any acquisition or merger agreement or commitment, (vi) except in the ordinary and usual course of its business and consistent with its past practices forgiven or canceled any material debt or claim, waived any material right; or (vii) adopted or amended any plan or arrangement (other than amendments that are not material or that were made to comply with laws or regulations) for the benefit of any director, officer or employee or changed the compensation (including bonuses) to be paid to any director, officer or employee, except for changes made consistent with the prior practice of GIANT.

                    4.15 Fees of Brokers, Finders and Investment Bankers.
                         -----------------------------------------------
          Neither GIANT nor any officer, director or employee of GIANT has employed any broker, finder or investment banker or incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except to L.H. Friend.

                    4.16 General Representation and Warranty.  Neither this
                         -----------------------------------
          Agreement nor any schedule attached hereto or other documents and written information furnished by or on behalf of GIANT, its attorneys, auditors or insurance agents to Periscope in connection with this Agreement contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

                                      ARTICLE V

                                      COVENANTS

                    5.1  Implementing Agreement.  Subject to the terms and
                         ----------------------
          conditions hereof, each party hereto shall use its best efforts to take all action required of it to fulfill its obligations under the terms of this Agreement and to facilitate the consummation of the transactions contemplated hereby.

                    5.2  Access to Information and Facilities;
                         -------------------------------------
          Confidentiality.  (a)  From and after the date of this
          ---------------
          Agreement, Periscope shall give GIANT and Acquisition Corp. and their representatives access during normal business hours and upon reasonable notice to all of the facilities, properties, books, contracts, commitments and records of Periscope and shall make the officers and employees of Periscope available to GIANT and Acquisition Corp. and their representatives as GIANT or Acquisition Corp. or their representatives shall from time to time reasonably request. GIANT and Acquisition Corp. and their representatives will be furnished with any and all information concerning Periscope which GIANT or Acquisition Corp. or their representatives reasonably request. The obligations set forth in this Section 5.2 shall also apply to GIANT and Acquisition Corp.,
               -----------
          mutatis mutandis.  The investigation by and knowledge of
          ------- --------
          Periscope or GIANT and the furnishing of information to each other shall not affect the right of such party to rely on the representations, warranties, covenants and agreements of the other party hereto.

                    (b) Each of Periscope, on one hand, and GIANT and Acquisition Corp., on the other hand, agrees for itself, and its respective representatives, to keep confidential all information furnished to it pursuant to this Section 5.2, except for
                                           -----------
          information which is public or which is disclosed other than by a person subject to this Section 5.2(b).
                                 --------------

                    5.3  Preservation of Business.  (a) From the date of
                         ------------------------
          this Agreement until the Closing Date, each of Periscope and GIANT shall operate only in the ordinary and usual course of business consistent with past practice, and shall use reasonable commercial efforts to (i) preserve intact its business organization, (ii) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of its business, and (iii) not permit any action or omission which would cause any of the representations or warranties contained herein to become inaccurate or any of the covenants to be breached in any material respect.

                    (b) Periscope further covenants that prior to the Closing Date Periscope shall not, without the prior written consent of GIANT (which shall not be unreasonably withheld):

                    (i) take any action, incur any obligation or enter into or authorize any contract or transaction other than in the ordinary course of business;

                    (ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities, or amend any of the terms of any such securities;

                    (iii) split, combine, or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities;

                    (iv) make any changes in its accounting systems, policies, principles or practices except as may be required by law or GAAP;

                    (v) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability, or waive or extend the statute of limitations in respect of any such Taxes; or

                    (vi) terminate, modify, amend or otherwise alter or change in any material respect, any of the terms or provisions of any material Contract except in the ordinary course of business consistent with past practices.

                    (c) Each of Periscope and GIANT will promptly notify the other in writing upon becoming aware of any fact or condition which would constitute a breach or non-compliance of this covenant.

                    5.4  Periscope Stockholder Approval.  As soon as
                         ------------------------------
          practicable after the date hereof, Periscope shall either call a stockholders meeting (the "Periscope Stockholders Meeting") at which approval of this Agreement and the Merger will be voted upon or prepare a written consent (the "Periscope Stockholders Consent") in accordance with Sections 228 and 251 of the DGCL in which the holders of at least a majority of the outstanding Periscope Common Stock would approve this Agreement and the Merger. Subject to fiduciary obligations of the Periscope Board of Directors, the Periscope Board of Directors shall recommend approval to its stockholders of this Agreement and the Merger and use its best efforts to obtain such approval. At the request of Periscope, GIANT shall furnish to Periscope such information regarding GIANT and Acquisition Corp. as may reasonably be necessary for inclusion in any proxy statement. Periscope agrees to provide GIANT with drafts of any proxy statement or consent solicitation material or notice of action taken by Periscope Stockholders Consent. If Periscope is to act by consent, it shall send the Periscope Stockholders Consent to all of its stockholders of record. Simultaneously with the execution of this Agreement, Periscope has provided GIANT with the agreement of Sands to vote his shares of Periscope Common Stock in favor of the Merger or to execute a Periscope Stockholders Consent.

                    5.5  Consents and Approvals.  Subject to the terms and
                         ----------------------
          conditions provided herein, each of the parties hereto shall use reasonable commercial efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby, in addition to the approval of Periscope Stockholders. As soon as practicable after the date hereof, each of the parties hereto shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons which are required to be made prior to the Closing Date pursuant to any applicable law or contract in connection with this Agreement and the transactions contemplated hereby.

                    5.6  Periodic Reports.  Until the Effective Time, GIANT
                         ----------------
          will furnish to Periscope all filings made with the NYSE and the SEC after the date hereof, in each case within two (2) business days after the time of such filings.

                    5.7  Publicity.  Prior to issuing any public
                         ---------
          announcement or statement with respect to the transactions contemplated hereby and prior to making any filing with any Federal or state governmental or regulatory agency or with the NYSE with respect thereto, GIANT and Periscope will, subject to their respective legal obligations, consult with each other and will allow each other to review the contents of any such public announcement or statement and any such filing. Subject to the preceding sentence, GIANT and Periscope each agrees to furnish to the other copies of all other public announcements they may make concerning their respective business and operations promptly after such public announcements are made.

                    5.8  No Negotiation.  Periscope agrees that it shall
                         --------------
          not, after the date hereof and prior to the Effective Time, seek, directly or through agents, representatives or affiliates (as defined in the Exchange Act), or permit any of its officers or directors to seek (whether in their capacities as officers or directors or in their individual capacities) any person or persons (other than GIANT or its affiliates), to acquire or purchase all or substantially all of its assets or to purchase or otherwise acquire any of its capital stock. Periscope shall not acquire or purchase in one or more related transactions the capital stock or related assets of persons (other than GIANT or its affiliates) or to effect a consolidation or merger (other than the Merger) or other business combination or recapitalization, or to enter into any discussions or agreements with respect to any of the foregoing transactions.

                    5.9  Tax-Free Status.  No party hereto shall, nor shall
                         ---------------
          any party permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Merger as a tax-free transaction under Code
          Section 368(a).

                    5.10 Periscope Working Capital.  On the later of ten
                         -------------------------
          (10) days from the Effective Date or December 31, 1998, GIANT shall provide Periscope with an interest-free cash advance, or shall make a cash contribution to Periscope, in the amount of $3.0 million for working capital purposes. Any amounts in excess of $3.0 million which are advanced or contributed by GIANT to Periscope for working capital purposes shall, at the option of GIANT, accrue interest at the rate of ten (10%) percent per annum.

                    5.11 Discharge of Certain Periscope Indebtedness.
                         -------------------------------------------
          GIANT shall enter into an agreement with BankBoston, N.A. ("BBNA"), and BancBoston Ventures, Inc. ("BBVI"), pursuant to which, immediately prior to the Effective Time, (a) BBNA shall transfer and assign to GIANT Periscope's $13.5 million term loan to BBNA, and release Periscope and its guarantors from all of their respective obligations thereunder, for a purchase price of $13.5 million, plus accrued interest, and (b) BBVI shall transfer and assign to GIANT Periscope's $3.0 million term loan to BBVI, and shall release Periscope from all of its obligations thereunder, for a purchase price of $3.6 million, plus accrued interest.

                    5.12 Pay-down of Periscope Factoring Line.  On the
                         ------------------------------------
          later of ten (10) days following the Effective Date or December 31, 1998, GIANT shall make a cash contribution to Periscope in an amount sufficient to enable Periscope to repay $9.0 million of the then outstanding amount under its accounts receivable factoring line with The CIT Group.

                    5.13 Termination of Periscope Initial Public Offering.
                         ------------------------------------------------
          On or before the Effective Date, Periscope shall take all action necessary to terminate its SEC registration statement for a proposed initial public offering of Periscope Common Stock.


                                      ARTICLE VI

                         CONDITIONS PRECEDENT TO OBLIGATIONS
                            OF ACQUISITION CORP. AND GIANT

                    The obligations of Acquisition Corp. and GIANT to consummate the Merger are subject to the fulfillment or waiver by Acquisition Corp. and GIANT at or before the Closing of each of the following conditions:

                    6.1  Warranties True as of Closing Date.  Each of the
                         ----------------------------------
          representations and warranties of Periscope contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                    6.2  Compliance With Agreements and Covenants.
                         ----------------------------------------
          Periscope shall have performed and complied with in all material respects all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by Periscope on or prior to the Closing Date.

                    6.3  Periscope Certificate.  Periscope shall have
                         ---------------------
          delivered to GIANT a certificate, dated the Closing Date, from its Chief Executive Officer and Chief Financial Officer certifying that each of the conditions specified in Section 6.1
                                                              -----------
          and Section 6.2 hereof are satisfied in all respects.
              -----------

                    6.4  Secretary's Certificate.  Periscope shall have
                         -----------------------
          delivered to GIANT a certificate of the duly authorized Secretary of Periscope, dated the Closing Date, certifying resolutions of the Periscope Board of Directors and stockholders authorizing the execution, delivery and performance of this Agreement, the Certificate of Merger and the Merger.

                    6.5  Good Standing Certificates.  Periscope shall have
                         --------------------------
          delivered to GIANT at the Closing certificates of good standing and tax status from the States of Delaware, New York and New Jersey as to Periscope, which Certificates shall be dated a date not more than five (5) business days prior to the Closing Date.

                    6.6  Employment Agreement.  Periscope shall have
                         --------------------
          delivered to GIANT fully executed employment agreements between Periscope and Sands, Scott Pianin and Raymond Kuslansky, respectively, substantially in the forms of Exhibits B, C, and D.
                                                      -------- -  -      -
          attached hereto.

                    6.7  Opinion of Counsel.  Periscope shall have
                         ------------------
          delivered to GIANT a legal opinion of Morse, Zelnick, Rose & Lander, LLP in form and substance reasonably satisfactory to GIANT and its counsel.

                    6.8  Approval of Merger.  The Periscope Stockholders
                         ------------------
          shall have approved this Agreement and the Merger contemplated hereby in accordance with the Periscope Certificate of Incorporation and by-laws and the DGCL.

                    6.9  BankBoston, N.A. and BancBoston Ventures, Inc.
                         ---------------------------------------------
          BBNA and BBVI shall have closed their agreement with GIANT as provided for in Section 5.11 hereof and the consideration
                          ------------
          thereunder shall have been duly delivered.

                    6.10 Sands Notes.  Sands shall have delivered to GIANT
                         -----------
          two executed promissory notes, one note in the principal amount of $1.7 million due on December 31, 1999 and the other note in the principal amount of $906,000 payable in three annual installments of $302,000, commencing on December 31, 1999 and continuing through December 31, 2001, neither note shall be interest bearing, and which notes shall be in a form and substance reasonably satisfactory to GIANT.

                    6.11 Registration Statement.  Periscope shall have
                         ----------------------
          delivered to GIANT evidence of the withdrawal of the registration statement as provided for in Section 5.13 hereof.
                                       ------------

                    6.12 Consents and Approvals. GIANT shall have received
                         ----------------------
          written evidence satisfactory to it that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made, except where the failure to obtain any such consent or approval or to make any such filing would not have an Periscope Material Adverse Effect or a GIANT Material Adverse Effect.

                    6.13 Actions or Proceedings.  No preliminary or
                         ----------------------
          permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and shall be continuing in effect, and the Merger and the other transactions contemplated hereby shall not be prohibited under any applicable federal or state law or regulation.

                    6.14 Other Closing Documents.  GIANT shall have
                         -----------------------
          received the executed Certificate of Merger and such other agreements and instruments as GIANT shall reasonably request, in each case in form and substance reasonably satisfactory to GIANT.


                                     ARTICLE VII

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF PERISCOPE

                    The obligations of Periscope to consummate the Merger are subject to the fulfillment or waiver by Periscope at or before the Closing of each of the following conditions:

                    7.1  Warranties True as of Closing Date.  Each of the
                         ----------------------------------
          representations and warranties of Acquisition Corp. and GIANT contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Acquisition Corp. and GIANT on and as of the Closing Date.

                    7.2  Compliance with Agreements and Covenants.
                         ----------------------------------------
          Acquisition Corp. and GIANT shall have performed and complied with in all material respects all of their covenants, obligations and agreements contained in this Agreement, to be performed and complied with by them on or prior to the Closing Date.

                    7.3  GIANT Certificate.  GIANT shall have delivered to
                         -----------------
          Periscope a certificate, dated the Closing Date, from its Chief Executive Officer and Chief Financial Officer certifying that each of the conditions specified in Section 7.1 and Section 7.2
                                              -----------     -----------
          hereof are satisfied in all respects.

                    7.4  Opinion of Counsel.  GIANT shall have delivered to
                         ------------------
          Periscope a legal opinion of Thelen Reid & Priest LLP in form and substance reasonably satisfactory to Periscope and its counsel.

                    7.5  Capital Contribution.  BBVI shall have contributed
                         --------------------
          1,586,000 shares of Periscope Common Stock to the capital of Periscope.

                    7.6  Periscope Note.  GIANT shall have caused Periscope
                         --------------
          to deliver to Sands a promissory note payable to the order of Sands in the principal amount of $2.0 million, payable in five annual installments of $400,000, commencing on December 1, 1999 and continuing through December 1, 2003, without interest, and which note shall be in a form and substance reasonably satisfactory to Sands.

                    7.7  Consents and Approvals.  Periscope shall have
                         ----------------------
          received written evidence satisfactory to it that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made, except where the failure to obtain any such consent or approval or to make any such filing would not have an Periscope Material Adverse Effect or a GIANT Material Adverse Effect.

                    7.8  Actions or Proceedings.  No preliminary or
                         ----------------------
          permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and shall be continuing in effect, and the Merger and the other transactions contemplated hereby shall not be prohibited under any applicable federal or state law or regulation.

                    7.9  Other Closing Documents.  Periscope shall have
                         -----------------------
          received such other agreements and instruments as Periscope shall reasonably request, in each case in form and substance reasonably satisfactory to Periscope.


                                     ARTICLE VIII

                                     TERMINATION

                    8.1  Termination.  This Agreement may be terminated and
                         -----------
          the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the Periscope stockholders:

                    (a) by mutual written consent of the Board of Directors of GIANT and the Board of Directors of Periscope;

                    (b) by either GIANT or Periscope, by written notice to the other, if (i) the Effective Time shall not have occurred on or before January 31, 1999, or (ii) any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and non-appealable; provided, however, that the right to terminate this Agreement (X) under clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (Y) under clause (ii) shall not be available to any party unless such party shall have used all reasonable efforts to remove such order, judgment or decree;

                    (c)  by GIANT, by written notice to Periscope, if:

                         (i)  there shall have been any breach of any
                    representation, warranty, covenant or agreement of Periscope hereunder which, if not remedied prior to the Closing Date, would have a Periscope Material Adverse Effect and such breach shall not have been remedied, or Periscope shall not have provided GIANT with reasonable assurance that such breach will be remedied prior to the Closing Date, within five (5) business days after receipt by Periscope of notice in writing from GIANT, specifying the nature of such breach and requesting that it be remedied; or

                         (ii) the Board of Directors of Periscope shall
                    withdraw or modify in any manner adverse to GIANT its approval of this Agreement or the Merger.

                    (d)  by Periscope, by written notice to GIANT, if:

                         (i)  there shall have been any breach of any
                    representation, warranty, covenant or agreement of GIANT hereunder which, if not remedied prior to the Closing Date, would have a GIANT Material Adverse Effect and such breach shall not have been remedied or GIANT shall not have provided Periscope with reasonable assurance that such breach will be remedied prior to the Closing Date, within five (5) business days after receipt by GIANT of notice in writing from Periscope, specifying the nature of such breach and requesting that it be remedied; or

                         (ii) the Board of Directors of GIANT shall
                    withdraw or modify in any manner adverse to Periscope its approval of this Agreement or the Merger.

                    8.2  Effect of Termination and Abandonment.  In the
                         -------------------------------------
          event of termination of this Agreement and abandonment of the Merger pursuant to this Article VIII, this Agreement shall
                                  ------------
          forthwith become void and no party hereto (or any of its directors, officers or stockholders) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of any of its representations or warranties under this Agreement or its failure to comply with one of its covenants, agreements or obligations under this Agreement.


                                      ARTICLE IX

                                    MISCELLANEOUS

                    9.1  No Survival.  The representations and warranties
                         -----------
          made by the parties hereto and contained in this Agreement shall not survive the Effective Time of the Merger. The covenants and agreements made by the parties hereto and contained in this Agreement shall survive in accordance with their terms.

                    9.2  Expenses.  Each party hereto shall bear its own
                         --------
          expenses with respect to the transactions contemplated hereby.

                    9.3  Amendment.  This Agreement may not be amended,
                         ---------
          modified or supplemented except by a writing executed by Acquisition Corp., GIANT and Periscope.

                    9.4  Notices.  Any notice, request, instruction or
                         -------
          other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of transmission if sent by telex, facsimile or other wire transmission (with receipt confirmed) or (c) three business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:


                    (a)  If to Periscope:

                            Periscope Sportswear, Inc.
                            1407 Broadway, Suite 620
                            New York, New York 10018
                            Attn: Glenn Sands, President and Chief
                                  Executive Officer
                            Facsimile No.: (212) 382-3828

                         with a copy to:

                            Morse, Zelnick, Rose & Lander, LLP
                            450 Park Avenue
                            New York, New York 10022
                            Attn:  George Lander, Esq.
                            Facsimile No.:  (212) 838-9190

                    (b)  If to GIANT or Acquisition Corp.

                            GIANT GROUP, LTD.
                            9000 Sunset Boulevard
                            16th Floor
                            Los Angeles, California, 90069
                            Attention:  Burt Sugarman, President
                            Facsimile No.:  (310) 273-5249

                         with a copy to:

                            Thelen Reid & Priest LLP
                            40 West 57th Street
                            New York, New York 10019
                            Attn:  Bruce A. Rich, Esq.
                            Facsimile No.: (212) 603-2001

          or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

                    9.5  Waivers.  The failure of a party hereto at any
                         -------
          time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

                    9.6  Interpretation.  The headings preceding the text
                         --------------
          of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Underscored references to Articles, Sections, Subsections, Schedules or Exhibits shall refer to those portions of this Agreement. Prior drafts of this Agreement shall not be considered in interpreting the rights and obligations of the parties hereunder.

                    9.7  Applicable Law.  This Agreement shall be governed
                         --------------
          by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                    9.8  Assignment.  This Agreement shall be binding upon
                         ----------
          and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by any party without the prior written consent of all the other parties hereto.

                    9.9  No Third Party Beneficiaries.  This Agreement is
                         ----------------------------
          solely for the benefit of the parties hereto and, to the extent provided herein, and their respective directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

                    9.10 Enforcement of the Agreement.  The parties hereto
                         ----------------------------
          agree that irreparable damage would result in the event that any provision of this Agreement is not performed in accordance with specific terms or is otherwise breached. It is accordingly agreed that the parties hereto will be entitled to equitable relief including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

                    9.11 Severability.  If any provision of this Agreement
                         ------------
          shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

                    9.12 Remedies Cumulative.  The remedies provided in
                         -------------------
          this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

                    9.13 Entire Understanding.  This Agreement and the
                         --------------------
          Certificate of Merger set forth the entire agreement and understanding of the parties hereto and supersede all prior agreements, arrangements and understandings among the parties hereto.

                    9.14 Waiver of Jury Trial.   EACH PARTY HERETO WAIVES
                         --------------------
          THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE
          CERTIFICATE OF MERGER, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

                    9.15 Counterparts.  This Agreement may be executed in
                         ------------
          counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGE ON NEXT PAGE]

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.


                                           GIANT GROUP, LTD.



                                           By: /S/ Burt Sugarman
                                              -----------------------------
                                               Name:  Burt Sugarman
                                               Title: President and Chief
                                                       Executive Officer


                                           GIANT PS/ACQ CORPORATION



                                           By: /S/ Burt Sugarman
                                              -----------------------------
                                               Name:  Burt Sugarman
                                               Title: President


                                           PERISCOPE SPORTSWEAR, INC.



                                           By: /S/ Glenn Sands
                                              -----------------------------
                                               Name:  Glenn Sands
                                               Title: President and Chief
                                                        Executive Officer